EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Sponsors and Trustees of Defined Asset Funds Equity Investor Fund,
Select Ten Portfolio International Series, United Kingdom and Japan Portfolios 1997B and Hong Kong Portfolio 1997C:

We consent to the use in this Registration Statement Nos. 333-25961 and 333-25963 of our report dated May 23, 1997, relating to the Statements of Condition of Defined Asset Funds Equity Investor Fund, Select Ten Portfolio International Series, United Kingdom and Japan Portfolios 1997B and Hong Kong Portfolio 1997C and to the reference to us under the heading
'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
May 23, 1997